Exhibit 99 (a)(1)(A)

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE ORDINARY SHARES OF

CHINA CORD BLOOD CORPORATION

NOVEMBER 10, 2010

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 10, 2010, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS, INCLUDING WARRANTS HELD AS PART OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

China Cord Blood Corporation (the “Company” or “CCBC”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”), including warrants held as part of Units, as such term is defined below, to purchase an aggregate of 13,206,231 of the Company’s ordinary shares, par value $0.0001 per share (the “Shares”), to receive one (1) Share in exchange for every eight (8) Warrants tendered by the holders of Warrants. The ratio of the exchange was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants.  The Warrants consist of publicly traded warrants to purchase an aggregate of 11,289,663 Shares that were issued by Pantheon China Acquisition Corp. (“Pantheon”), our predecessor, in its initial public offering and such warrants were exchanged into CCBC warrants on June 30, 2009 (the “Public Warrants”) and warrants to purchase an aggregate of 1,916,568 Shares that were issued at a purchase price of $0.60 per Warrant in a private placement that closed simultaneously with Pantheon’s initial public offering and such warrants were exchanged into CCBC warrants on June 30, 2009 (the “Private Warrants”). The “Offer Period” is the period commencing on November 10, 2010 and ending at 5:00 p.m., Eastern Time, on December 10, 2010, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares have been listed on the NYSE under the symbol CO since November 19, 2009. Prior to November 19, 2009, our Shares were quoted on the OTCBB, under the symbol CNDZF. Our Public Warrants have been traded on the OTCBB since July 1, 2009 under the symbol CNDWF.  We also have a current trading market for our units (“Units”). One Unit consists of one Share and two Public Warrants. The Units trade on the OTCBB, under the symbol CNDUF.   Prior to July 1, 2009 and the exchange of our Shares, Public Warrants and Units for the securities of Pantheon, our securities were not listed or quoted on any exchange or market.  The shares, warrants and units of Pantheon China Acquisition Corp., our predecessor, were quoted on the OTCBB from its initial public offering in December 2006 until June 30, 2009 under the symbols PCQC, PCQCW and PCQCU, respectively.  On November 9, 2010, the last reported sale prices for the Shares, Public Warrants and Units securities were $4.11, $0.35 and $4.75, respectively, but no Units have traded since July 6, 2009.

The Offer is to permit holders of Warrants to tender eight (8) Warrants in exchange for one (1) Share. A holder may tender as few or as many Warrants as the holder elects. No script or fractional shares will be issued. Warrants may only be exchanged for whole shares.  In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the shares on the New York Stock Exchange on the last trading day prior to the Expiration Date.  Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on November 10, 2010 (the date the materials relating to the Offer are first sent to the holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer, including those Warrants that are a part of outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Offer expires:

•
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”); or

•
if you are an institution participating in The Depository Trust Company, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant.  For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.  IN LIEU OF ISSUING FRACTIONAL SHARES, ANY HOLDER OF WARRANTS WHO WOULD OTHERWISE HAVE BEEN ENTITLED TO RECEIVE FRACTIONAL SHARES WILL, AFTER AGGREGATING ALL SUCH FRACTIONAL SHARES OF SUCH HOLDER, BE PAID CASH (WITHOUT INTEREST) IN AN AMOUNT EQUAL TO SUCH FRACTIONAL PART OF A SHARE MULTIPLIED BY THE LAST SALE PRICE OF THE SHARES ON THE NEW YORK STOCK EXCHANGE ON THE LAST TRADING DAY PRIOR TO THE EXPIRATION DATE.

If you have any questions or need assistance, you should contact Advantage Proxy, the Information Agent for the Offer (“Advantage” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. Advantage may be reached at:

ADVANTAGE PROXY
24925 13TH PLACE SOUTH
DES MOINES, WA 98198
Warrant holders and banks and brokerage firms, please call:
Toll Free: 877-870-8565
Main Phone: 206-870-8565
You may also email your requests to ksmith@advantageproxy.com.

The address of the Depositary is:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to China Cord Blood Corporation. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 20.

SUMMARY

The Company
China Cord Blood Corporation, a Cayman Islands company.  Our principal executive offices are located at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong S.A.R. Our telephone number is (852) 3605-8180.

The Warrants
As of November 10, 2010, the Company had 11,289,663 Public Warrants and 1,916,568 Private Warrants outstanding. The Warrants are exercisable for an aggregate of 13,206,231 Shares. Each Warrant is exercisable for one Share at an exercise price of $5.00. By their terms, the Warrants will expire on December 13, 2010, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Shares, Public Warrants and Units
Our Shares have been listed on the NYSE under the symbol CO since November 19, 2009. Prior to November 19, 2009, our Shares were quoted on the OTCBB, under the symbol CNDZF. Our Public Warrants have been traded on the OTCBB since July 1, 2009 under the symbol CNDWF.  We also have a current trading market for our units (“Units”). One Unit consists of one Share and two Public Warrants. The Units trade on the OTCBB, under the symbol CNDUF.   Prior to July 1, 2009 and the exchange of our Shares, Public Warrants and Units for the securities of Pantheon, our securities were not listed or quoted on any exchange or market.  The shares, warrants and units of Pantheon China Acquisition Corp., our predecessor, were quoted on the OTCBB from its initial public offering in December 2006 until June 30, 2009 under the symbols PCQC, PCQCW and PCQCU, respectively.  On November 9, 2010, the last reported sale prices for the Shares, Public Warrants and Units securities were $4.11, $0.35 and $4.75, respectively, but no Units have traded since July 6, 2009.

The Offer
Until the Expiration Date, holders can tender eight (8) Warrants in exchange for one (1) Share. A holder may tender as few or as many Warrants as the holder elects. Warrants may only be exchanged for whole shares.  In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the shares on the New York Stock Exchange on the last trading day prior to the Expiration Date.  Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.  See Section 1, “General Terms.”

Reasons for the Offer
The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants.  See Section 5.C., “Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer
5:00 p.m., Eastern Time, on December 10, 2010, or such date on which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.  See Section 10, “Extensions; Amendments; Conditions; Termination.”

Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein.  See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors
To our knowledge, Mark D. Chen and Jennifer J. Weng, each an independent non-executive director, intend to participate in the Offer.  See Section 5.D., “Background and Purpose of the Offer—Interests of Directors and Officers.”

Conditions of the Offer	The conditions of the Offer are:

(A)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)
there shall not have occurred:
•      any general suspension of or limitation on trading in securities on the NYSE or OTCBB markets, whether or not mandatory,
•      a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•      a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(C)	at least 50% of the Warrants being tendered in the Offer; and

(D)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Fractional Shares
No script or fractional shares will be issued. Warrants may only be exchanged for whole shares.  In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the shares on the New York Stock Exchange on the last trading day prior to the Expiration Date.  See Section 1.B., “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation
Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants.  See Section 1C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Advantage Proxy, 24925 13th Place South, Des Moines, WA 98198.  Warrant holders and banks and brokerage firms, please call toll free 877-870-8565 or 206-870-8565.  You may also email your questions and requests to ksmith@advantageproxy.com.  See Section 2, “Procedure for Tendering Warrants.”

Warrant Holder Lock-Up Agreements
In connection with the Offer, Jayhawk Private Equity Fund II, LP, Jayhawk China Fund (Cayman) and Pantheon China Acquisition Limited (collectively, the “Locked-Up Warrant Holders”) each entered into a Lock-Up Agreement pursuant to which 100% of the Warrants of the Company beneficially owned by them are locked-up until the earliest of (i) consummation or earlier termination by the Company of the Offer, (ii) the date that is ten business days after the date of the Lock-Up Agreement, if the Company has not launched the Offer by such date, (iii) the date that is 90 calendar days after the date of the Lock-Up Agreement, if the Offer has not been consummated by such date, (iv) the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company or any of its subsidiaries or (v) the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Offer.  Mark D. Chen, our independent non-executive director, controls Pantheon China Acquisition Limited.  The Warrants held by the Locked-Up Warrant Holders represent an aggregate of approximately 68.9% of the outstanding Warrants.  See Section 8, “Transactions and Agreements Concerning the Company’s Securities—Warrant Holder Lock-Up Agreements.”

Exchanging Holder Lock-Up Agreements
If you tender your Warrants, you will be agreeing to purchase the Shares issuable pursuant to the Offer, pursuant to the terms and subject to the conditions described herein and the Letter of Transmittal, including, but not limited to, the agreement not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such Shares; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares until the 46th calendar day following the closing of the Offer.

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Advantage Proxy, 24925 13th Place South, Des Moines, WA 98198.  Warrant holders and banks and brokerage firms, please call toll free 877-870-8565 or 206-870-8565.  You may also email your questions and requests to ksmith@advantageproxy.com.  See Section 13, “Additional Information; Miscellaneous.”

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Shares. For every eight (8) Warrants tendered, the holder will receive one (1) Share. A holder may tender as few or as many Warrants as the holder elects. No script or fractional shares will be issued. Warrants may only be exchanged for whole shares.  In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the shares on the New York Stock Exchange on the last trading day prior to the Expiration Date.  Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is subject to the tender of at least 50% of the Warrants.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

If you tender Public Warrants pursuant to the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants pursuant to the Offer, you will receive legended Shares and you will generally be entitled to “tack” your holding period for purposes of Rule 144.

A.	Period of Offer

The Offer will only be open for a period beginning on November 10, 2010 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No script or fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the shares on the New York Stock Exchange on the last trading day prior to the Expiration Date.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT.

C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.	Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)
the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C)	the Depositary receives, within three NYSE trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)	the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)
a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

SEPARATION OF UNITS. You may tender Warrants held as part of a Unit in the Offer. If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

B.	Conditions of the Offer

The conditions of the Offer are:

(A)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)	there shall not have occurred:
•	any general suspension of or limitation on trading in securities on the NYSE or OTCBB markets, whether or not mandatory,
•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(C)	at least 50% of the Warrants being tendered in the Offer; and
(D)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on December 13, 2010 and will otherwise remain subject to their original terms.

C.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn, if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court. You may combine withdrawn Warrants and Shares back into Units by sending a letter of instruction to your broker requesting the combination. The broker will then instruct the Company’s transfer agent to process the combination.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Public Warrants pursuant to the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants pursuant to the Offer, you will receive legended Shares and you will generally be entitled to “tack” your holding period for purposes of Rule 144.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning China Cord Blood Corporation

We are a leading provider of cord blood banking services in China. We provide cord blood storage services for expectant parents interested in capturing the opportunities made available by evolving medical treatments and technologies such as cord blood transplants. We also preserve cord blood units donated by the public, provide matching services on such donated units and deliver matching units to patients in need of transplants. Our Beijing-based subsidiary, Jiachenhong, was the first operator of a licensed cord blood bank in China. As a matter of policy, the PRC government only grants one cord blood banking license per province or municipality. China’s Ministry of Health has authorized, seven such licenses to date and an additional three licenses are expected to be granted in the future. Our operations currently benefit from exclusive cord blood banking licenses issued in China, including licenses for Beijing and Guangdong, and indirect interest in the license for Shandong province through a 19.9% ownership in Qilu Stem Cells Engineering Company Limited and we have entered into a framework agreement regarding the formation of a indirect, non-wholly own subsidiary to operate the cord blood bank for the Zhejiang province.

Our principal executive offices are located at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong S.A.R. Our telephone number is (852) 3605-8180.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on September 13, 2010 to approve the terms of the Offer, including the exchange ratio.   The Board set the exchange ratio in order to provide the holders of the Warrants with an incentive to exchange the Warrants.

C.	Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. The Company’s Board of Directors believes that by allowing holders of Warrants to exchange eight (8) Warrants for one (1) Share, the Company can potentially reduce the substantial number of Shares that would be issuable upon conversion of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if 50% of the Warrants were validly tendered in the Offer, the Company would issue 825,389 Shares in exchange for such tendered Warrants. However, if 50% of the Warrants were exercised for Shares pursuant to the terms of the Warrants, the Company would issue 6,603,115 Shares in such conversion. The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company.

The Warrants acquired pursuant to the exchange will be retired and cancelled.

D.	Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o China Cord Blood Corporation, 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong S.A.R., and the telephone number for each such person is +(852) 3605-8180.

Name	Position
Ting Zheng	Chairperson of the Board and Chief Executive Officer
Albert Chen	Chief Financial Officer and Director
Mark D. Chen(1)(2)(3)	Independent Non-executive Director
Dr. Ken Lu(1)(2)(3)	Independent Non-executive Director
Jennifer J. Weng(1)(2)(3)	Independent Non-executive Director
Feng Gao	Managing Director — China Region
Yue Deng	Chief Executive Officer — Beijing Division
Rui Arashiyama	Chief Executive Officer — Guangdong Division
Xin Xu	Chief Technology Officer

(1)  Members of audit committee
(2)  Member of compensation committee
(3)  Member of nominating and corporate governance committee

To our knowledge, Mark D. Chen and Jennifer J. Weng, each an independent non-executive director and who are married, collectively own Warrants 1,291,667 (representing approximately 9.8% of the outstanding Warrants) and intend to participate in the Offer. The Company does not beneficially own any Warrants, nor to the Company’s knowledge after reasonable inquiry do any of its other officers or directors own any Warrants.

Except as set forth below in Section 8 hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company’s corporate structure or business; (f) changes in the Company’s Memorandum and Articles of Association or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (h) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act. The exchange of Warrants pursuant to the Offer will result in the acquisition by each exchanging holder of one (1) Share for every eight (8) Warrants exchanged.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF SHARES, WARRANTS AND UNITS

Our Shares have been listed on the NYSE under the symbol CO since November 19, 2009. Prior to November 19, 2009, our Shares were quoted on the OTCBB, under the symbol CNDZF. Our Public Warrants have been traded on the OTCBB since July 1, 2009 under the symbol CNDWF. We also have a current trading market for our units (“Units”). One Unit consists of one Share and two Public Warrants. The Units trade on the OTCBB, under the symbol CNDUF. Prior to July 1, 2009 and the exchange of our Shares, Public Warrants and Units for the securities of Pantheon, our securities were not listed or quoted on any exchange or market. The shares, warrants and units of Pantheon China Acquisition Corp., our predecessor, were quoted on the OTCBB from its initial public offering in December 2006 until June 30, 2009 under the symbols PCQC, PCQCW and PCQCU, respectively. On November 9, 2010, the last reported sale prices for the Shares, Public Warrants and Units securities were $4.11, $0.35 and $4.75, respectively, but no Units have traded since July 6, 2009.

The Company recommends that holders obtain current market quotations for the Shares, Public Warrants and Units, among other factors, before deciding whether or not to tender their Warrants.

The following table shows, the high and low sale prices of the Shares, Public Warrants and Units for the indicated periods:
	Shares		Public Warrants		Units
	High	Low	High	Low	High	Low
	US$	US$	US$	US$	US$	US$
Annual Highs and Lows
Fiscal 2010	12.85	5.00	1.75	0.21	4.75	4.75
Fiscal 2011 (through November 9)	6.11	3.84	0.98	0.17	N/A	N/A
Quarterly Highs and Lows
Fiscal 2010
Second Quarter	7.50	5.98	0.80	0.39	9.00	2.00
Third Quarter	12.85	5.39	1.75	0.21	N/A	N/A
Fourth Quarter	6.75	5.00	1.65	0.54	N/A	N/A
Fiscal 2011
First Quarter	6.11	5.00	0.98	0.22	N/A	N/A
Second Quarter	5.96	3.86	0.70	0.17	N/A	N/A
Third Quarter (through November 9)	5.79	3.84	0.60	0.25	N/A	N/A
Monthly Highs and Lows
April 2010	6.11	5.70	0.98	0.80	N/A	N/A
May 2010	6.00	5.60	0.85	0.65	N/A	N/A
June 2010	5.90	5.00	0.80	0.22	N/A	N/A
July 2010	5.40	4.76	0.25	0.17	N/A	N/A
August 2010	5.30	4.00	0.36	0.24	N/A	N/A
September 2010	5.96	3.86	0.70	0.24	N/A	N/A
October 2010	5.71	4.95	0.60	0.43	N/A	N/A
November 2010 (through November 9)	5.79	3.84	0.60	0.25	N/A	N/A

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer, including cash paid in lieu of fractional shares for Warrants tendered in the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Memorandum and Articles of Association, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Registration Rights Agreement

Pursuant to a registration rights agreement between Pantheon China Acquisition Corp., our predecessor, and its founders and special advisors, Pantheon’s founders and special advisors are entitled to certain registration rights. The holders of the majority of Private Warrants will be entitled to make up to two demands that we register these the Private Warrants and underlying Shares pursuant to such registration rights agreement. In addition, these security holders have certain “piggy-back” registration rights with respect to registration statements filed by us. The holders of Private Warrants do not have the rights or privileges of holders of our Shares or any voting rights until such holders exercise their respective PrivateWarrants and receive Shares. Permitted transferees that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

Warrant Holder Lock-Up Agreements

In connection with the Offer, Jayhawk Private Equity Fund II, LP, Jayhawk China Fund (Cayman) and Pantheon China Acquisition Limited (collectively, the “Locked-Up Warrant Holders”) each entered into a Lock-Up Agreement pursuant to which 100% of the Warrants of the Company beneficially owned by them are locked-up until the earliest of (i) consummation or earlier termination by the Company of the Offer, (ii) the date that is ten business days after the date of the Lock-Up Agreement, if the Company has not launched the Offer by such date, (iii) the date that is 90 calendar days after the date of the Lock-Up Agreement, if the Offer has not been consummated by such date, (iv) the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company or any of its subsidiaries or (v) the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Offer. Mark D. Chen, our independent non-executive director, controls Pantheon China Acquisition Limited. The Warrants held by the Locked-Up Warrant Holders represent an aggregate of approximately 68.9% of the outstanding Warrants.

Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Public Warrants, the Company entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

The Company has retained Continental to act as the Depositary and Advantage to act as the Information Agent. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Continental and Advantage will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The following summary consolidated statement of operations and cash flow data for the years ended March 31, 2008, 2009 and 2010 and the selected consolidated balance sheet data as at March 31, 2009 and 2010 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F/A for the year ended March 31, 2010. The following summary consolidated statement of operations and cash flow data for the three months ended June 30, 2009 and 2010 and the selected consolidated balance sheet data as at June 30, 2010 have been derived from our unaudited consolidated financial statements included in our report of foreign issuer on Form 6-K furnished to the SEC on September 10, 2010. Results for interim periods are not indicative of those to be expected for any future period. The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F/A for the year ended March 31, 2010. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

More comprehensive financial information is included in such reports and the financial information which follows is quantified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under “Additional Information; Miscellaneous.

	For the three months ended June 30,			For the year ended March 31,
	2010	2010	2009	2010	2010	2009	2008
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands except per share and operating data)
Selected statement of operation data:
Revenues	10,572	71,696	57,928	38,566	261,536	194,537	233,081
Gross profit	8,028	54,444	41,672	28,873	195,806	145,366	172,346
Operating income(1)	3,444	23,355	23,055	14,332	97,193	85,197	125,403
Net income/(loss) attributable to CCBC shareholders(2)(3)	2,593	17,586	(4,592)	7,251	49,177	20,695	117,010
Net income/(loss) attributable per ordinary share, basic	0.04	0.26	(0.18)	0.12	0.82	(0.07)	1.59
Net income/(loss) attributable per ordinary share, diluted	0.04	0.26	(0.18)	0.12	0.78	(0.07)	1.54
Net income attributable per redeemable ordinary share, basic	-	-	0.22	0.03	0.22	1.63	3.46
Net income attributable per redeemable ordinary share, diluted	-	-	0.22	0.03	0.22	1.63	3.41
Selected operating data:
New subscriber sign-ups		12,180	10,381		45,252	34,678	26,060
New donations accepted		1,230	182		3,390	698	693
Total units stored (end of period)(4)(5)(6)		156,340	104,851		142,930	94,288	58,912
Units deposited by subscribers (end of period)(6)		141,492	94,441		129,312	84,060	49,382
Units contributed by donors (end of period)(4)(5)		14,848	10,410		13,618	10,228	9,530

(1)	Includes:

	For the three months ended June 30,			For the year ended March 31,
	2010	2010	2009	2010	2010	2009	2008
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands)
Share-based compensation expenses	—	—	—	—	—	—	3,191
Write-back of deferred revenues (included in revenues)	—	—	—	—	—	—	136,510
Write-back of deferred cord blood processing costs
– included in direct costs	—	—	—	—	—	—	32,946
– included in operating expenses	—	—	—	—	—	—	4,219

Deferred revenue written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

For the year ended March 31,	RMB
(in thousands)
2005 and before	15,601
2006	27,042
2007	53,960
2008	39,907
136,510

Deferred cord blood processing costs written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

For the year ended March 31,	RMB
(in thousands)
2005 and before	4,559
2006	7,566
2007	14,141
2008	10,899
37,165

(2)
Reflects a one-time write off of deferred reverse recapitalization costs that amounted to RMB21.6 million ($3.2 million) for the year ended March 31, 2010. Also reflects net other income/(expenses), which includes interest income, interest expense, exchange (loss)/gain and impairment loss on available-for-sale equity securities of RMB37.4 million and write-off of deferred offering costs of RMB9.5 million for the year ended March 31, 2009. As a result of the change in revenue recognition policy on September 25, 2007, we recognized the previously deferred revenues of approximately RMB136.5 million, related deferred processing costs of approximately RMB37.2 million and related deferred tax expense of RMB14.9 million for the year ended March 31, 2008.

(3)
After taking into account income tax expense of RMB17.8 million, RMB17.9 million and RMB24.8 million for the years ended March 31, 2008, 2009 and 2010, respectively, and income tax expenses of RMB5.8 million and RMB6.1 million for the three months ended June 30, 2009 and 2010, respectively. Jiachenhong was entitled to 50% reduction of PRC income tax for the years ended December 31, 2007 and 2008. Such income tax benefits increased net income and net income per share as follows:

	For the three months ended June 30,			For the year ended March 31,
	2010	2010	2009	2010	2010	2009	2008
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands except per share data)
Increase in net income	—	—	—	—	—	3,444	4,395
Increase in basic net income attributable per ordinary share	—	—	—	—	—	0.06	0.08
Increase in diluted net income attributable per ordinary share	—	—	—	—	—	0.06	0.07
Increase in basic net income attributable per redeemable ordinary share	—	—	—	—	—	0.06	0.08
Increase in diluted net income attributable per redeemable ordinary share	—	—	—	—	—	0.06	0.07

(4)	As at period end, “Total units stored” and “Units contributed by donors” take into account the withdrawal of donated units when we are successful in providing matching services.

(5)	Includes 1,253 units received in connection with our acquisition of Guangzhou Municipality Tianhe Nuoya Bio-engineering Company Limited in May 2007.

(6)	Includes subscribers who are delinquent on payments and for whom we have ceased to recognize revenue generated from storage fees.

	For the three months ended June 30,			For the year ended March 31,
	2010	2010	2009	2010	2010	2009	2008
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands)
Summary statement of cash flow data:
Net cash provided by/(used in) operating activities	5,352	36,303	(4,631)	5,362	36,365	4,051	68,864
Net cash used in investing activities	(387)	(2,629)	(7,531)	(23,423)	(158,849)	(34,444)	(162,853)
Net cash provided by/(used in) financing activities	1,424	9,654	79,328	35,743	242,393	(35,276)	172,002

	As at June 30,		As at March 31,
	2010	2010	2010	2010	2009
	$	RMB	$	RMB	RMB
	(in thousands)
Summary balance sheet data:
Cash and cash equivalents	47,676	323,315	41,142	280,835	161,406
Working capital(i)	40,544	274,954	36,540	247,800	180,425
Total assets	159,763	1,083,435	154,396	1,047,034	696,391
Deferred revenue	21,575	146,309	19,056	129,229	92,582
Redeemable ordinary shares	—	—	—	—	386,577
Share capital	7	46	7	46	34
Retained earnings	15,465	104,876	12,872	87,290	44,082
Total CCBC shareholders’ equity	121,398	823,263	119,278	808,886	165,542

(i)           Working capital is calculated as total current assets minus total current liabilities.

The Company incorporates by reference (i) its financial statements that were filed with its Annual Report on Form 20-F filed with the Securities and Exchange Commission on July 16, 2010, as amended by Amendment No. 1 to the Company’s Annual Report on Form 20-F/A filed with the Securities and Exchange Commission on October 20, 2010, and (ii) its financial results for the first quarter ended June 30, 2010, that were included in the Company’s Form 6-K filed with the Securities and Exchange Commission on September 10, 2010.

As of June 30, 2010, the book value per share was $1.80.

10.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)	there shall not have occurred:
•	any general suspension of or limitation on trading in securities on the NYSE or OTCBB markets, whether or not mandatory,
•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(C)	at least 50% of the Warrants being tendered in the Offer; and
(D)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on December 13, 2010 and will otherwise remain subject to their original terms.

If you tender your Warrants, you will be agreeing to purchase the Shares issuable pursuant to the Offer, pursuant to the terms and subject to the conditions described herein and the Letter of Transmittal, including, but not limited to, the agreement not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such Shares; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares until the 46th calendar day following the closing of the Offer.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). This summary assumes that the Company is not treated as a passive foreign investment company (“PFIC”) for its current taxable year and has not been treated as a PFIC in any prior taxable year for U.S. federal income tax purposes. Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional share pursuant to the Offer should result in gain or loss to a holder equal to the difference between the cash received and the holder’s tax basis in the fractional share.

Certain of our “significant” holders exchanging Warrants for Shares pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Shares pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. Please refer to our filings with the SEC, including our Annual Report on Form 20-F for the fiscal year ended March 31, 2010 filed on July 16, 2010, as amended by Amendment No. 1 to the Company’s Annual Report on Form 20-F/A filed with the securities and Exchange Commission on October 20, 2010, for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares, Public Warrants and Units could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our Share price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There is no assurance that our Exchange Offer will be successful.

There is no assurance that any significant number of Warrants will be tendered in the Offer. Moreover, even if a significant number of Warrants are tendered in the Offer, there is no assurance that the price of our Share price will increase. The price of our Share and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which our Warrant overhang is only one. Eliminating or significantly reducing our Warrant overhang will not generate any capital for our Company.

The issuance of additional Shares upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders. If the holders of our Warrants accept the Offer, we will issue additional Shares. The issuance will dilute the percentage ownership interests in the Company of other holders of our Shares.

Certain members of our Board are subject to conflicts of interest with respect to the Exchange Offer.

Mr. Mark D. Chen and Ms. Jennifer J. Weng, members of our Board, which unanimously approved this transaction, are the beneficial owners of Warrants to purchase 1,291,667 Shares. The Warrants held by Mr. Mark D. Chen and Ms. Jennifer J. Weng collectively represented approximately 9.8% of the outstanding Warrants. Additionally, Mr. Mark D. Chen and Ms. Jennifer J. Weng, are both shareholder of the Company. We did not obtain a “fairness opinion” in connection with the Offer nor did we engage an independent financial advisor to assist it with its analysis and structuring of the Offer.

The market price of our Shares will fluctuate and it may adversely affect Warrants holders who tender their Warrants for Shares.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price on which the Warrants could be sold. The Company does not intend to re-adjust the exchange ratio of Shares for Warrants based on any fluctuation in our Share price.

Our ability to raise capital in the future may be adversely affected if the Offer is not successful.

Historically, we have satisfied our funding needs primarily through capital generated from operations, equity financings and debt financings. As of June 30, 2010, the Company had aggregate cash and cash equivalents of approximately RMB323.3 million. On November 5, 2010 the Company entered into an underwriting agreement to issue 7 million shares in return for a gross proceed of $31.5 million. We intend to use the majority of these funds for general working capital and potential expansion. We anticipate that our current liquidity, along with cash generated from operations, will be sufficient for sustaining our operating activities. However, if future expansion or capital requirement exceed our estimates, we may need to raise additional funds. We may not be able to obtain additional financing in amounts or on terms acceptable to us, if at all. In addition, we believe that if the Offer is not successful, our outstanding Warrants will be a significant impediment to us raising any additional capital. As such, our ability to pursuit potential business opportunities and grow our business will be significantly impaired.

The value of the Shares that you receive may fluctuate.

We are offering Shares for validly tendered Warrants. The price of our Shares may fluctuate widely in the future. If the market price of our Shares declines, the value of the Shares you will receive in exchange for your Warrants will decline. The trading value of our Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. There can be no assurance that tendering your Warrants will put you in a better financial position than you would be in if you continued to hold your Warrants following the Expiration Date of Offer.

Additional number of Shares issued pursuant to the Offer may adversely affect the Share price.

Holders of Public Warrants receiving Shares in the Offer will be freely tradable. In light of the current trading volume of our Shares, if the holders of Public Warrants sought to sell a significant portion of the Shares obtained from the Offer, it could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants

The tax consequences that will result to the Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer. The Company will amend its Schedule TO to include material changes from previously filed information, including updated interim financial information to the extent filed on Form 6-K, or otherwise made publicly available.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the Securities and Exchange Commission in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

China Cord Blood Corporation
48th Floor
Bank of China Tower
1 Garden Road, Central
Hong Kong S.A.R.

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE, 8TH FLOOR
NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FAX: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

ADVANTAGE PROXY
24925 13TH PLACE SOUTH
DES MOINES, WA 98198
Warrant holders and banks and brokerage firms, please call:
Toll Free: 877-870-8565
Main Phone: 206-870-8565
You may also email your requests to ksmith@advantageproxy.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATIONAGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THEINFORMATION AGENT.